Exhibit 1.1

Canada Business Corporations Act (CBCA) FORM 9

ARTICLES OF AMALGAMATION

(Section 185)

1 - Corporate name of the amalgamated corporation
GOLD ROYALTY CORP.

2 - The province or territory in Canada where the registered office is situated (do not indicate the full address)
British Columbia

3 - The classes and any maximum number of shares that the corporation is authorized to issue
See attached schedule / Voir l'annexe ci-jointe

4 - Restrictions, if any, on share transfers
See attached schedule / Voir l'annexe ci-jointe

5 - Minimum and maximum number of directors (for a fixed number of directors, please indicate the same number in both boxes)
Minimum number	1	Maximum number	20

6 - Restrictions, if any, on the business the corporation may carry on
None

7 - Other provisions, if any
See attached schedule / Voir l'annexe ci-jointe

8 - The amalgamation has been approved pursuant to that section or subsection of the Act which is indicated as follows:
☐	183 - Long form : approved by special resolution of shareholders	☒	184(1) - Vertical short-form : approved by resolution of directors	☐	184(2) - Horizontal short-form : approved by resolution of directors

9 - Declaration
I hereby certify that I am a director or an authorized officer of the following corporation:
Name of the amalgamating corporations	Corporation number	Signature
Gold Royalty Corp.	1215187-1
16224105 Canada Ltd.	1622410-5
16224024 Canada Ltd.	1622402-4
16224211 Canada Ltd.	1622421-1

Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5,000 or to imprisonment for a term not exceeding six months or to both (subsection 250(1) of the CBCA).

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Instructions FORM 9

ARTICLES OF AMALGAMATION

You are providing information required by the CBCA. Note that both the CBCA and the Privacy Act allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049.

Item 1

Set out the proposed name of the amalgamated corporation that complies with sections 10 and 12 of the CBCA. If this name is not the same one as one of the amalgamating corporations, articles of amalgamation must be accompanied by a Nuans name search report dated not more than 90 days prior to the receipt of the articles by Corporations Canada. A numbered name may be assigned under subsection 11(2) of the CBCA without a Nuans name search report.

Item 2

Set out the name of the province or territory within Canada of the registered office.

Item 3

Set out the details required by paragraph 6(1)(c) of the CBCA, including details of the rights, privileges, restrictions and conditions attached to each class of shares. All shares must be without nominal or par value and must comply with the provisions of Part V of the CBCA.

Item 4

If restrictions are to be placed on the right to transfer shares of the corporation, set out a statement to this effect and the nature of such restrictions.

Item 5

State the number of directors. If cumulative voting is permitted, the number of directors must be fixed.

Item 6

If restrictions are to be placed on the business the corporation may carry out, set out the restrictions.

Item 7

Set out any provisions, permitted by the CBCA or its Regulations to be set out in the by-laws of the corporation, that are to form part of the articles, including any pre-emptive rights or cumulative voting provisions.

Item 8

Indicate whether the amalgamation is under section 183 or subsection 184(1) or 184(2) of the CBCA.

Item 9

A director or officer of each amalgamating corporation shall sign the articles.

If space in items 3, 4, 6, 7 and 9 is insufficient, please attach a schedule.

Also Include:

•
Form 2 - Initial Registered Office Address and First Board of Directors
•
A statutory declaration from a director or officer of each amalgamating corporation in accordance with subsection 185(2) of the CBCA.
•
A Nuans name search report, if applicable
•
Fee payable by credit card (American Express, Visa or MasterCard) or by cheque to the Receiver General for Canada. See filing fees at https://www.ic.gc.ca/eic/site/cd-dgc.nsf/eng/cs06650.html.

For more information, consult the Corporations Canada Website (corporationscanada.ic.gc.ca) or call 1-866-333-5556 (Canada) or (613) 941-9042 (international).

Send documents:

By mail: Corporations Canada

235 Queen Street Ottawa, Ontario K1A 0H5

By e-mail:IC.corporationscanada.IC@canada.ca

ISED-ISDE 3190E (2020/01) Page 2 of 2

Schedule / Annexe

Description of Classes of Shares / Description des categories d'action

The classes and any maximum number of shares that Gold Royalty Corp. (the "Corporation") is authorized to issue: an unlimited number of Common Shares and an unlimited number of Preferred Shares issuable in series.

1.
The rights, privileges, restrictions and conditions attaching to the Common Shares are as follows:
a.
Dividends – Subject to any prior rights of the registered holders of the Preferred Shares and of the registered holders of any other shares of the Corporation ranking senior to the Common Shares with respect to payment of dividends, the registered holders of the Common Shares shall have the right to receive such dividends, if any, in such amount and payable in such manner as the board of directors in its discretion may declare. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or rateably with the holders of the Common Shares, the board of directors may in its sole discretion declare dividends on the Common Shares to the exclusion of any other class of shares of the Corporation.
b.
Liquidation, Dissolution or Winding Up – Subject to any prior rights of the registered holders of the Preferred Shares or any other class of shares ranking senior to the Common Shares, the registered holders of the Common Shares shall have the right to receive, equally on a share-for-share basis, the remaining assets of the Corporation in the event of the liquidation, dissolution, or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs.
c.
Voting Rights - The registered holders of the Common Shares shall be entitled to receive notice of, to attend and to cast one vote per Common Share held at all meetings of shareholders of the Corporation except meetings at which only registered holders of some other specified class or series are, at law or pursuant to the Articles, entitled to vote.
2.
The rights, privileges, restrictions and conditions attaching to the Preferred Shares, as a class, are as follows:
a.
The Preferred Shares may, upon compliance with the applicable provisions of the Canada Business Corporations Act (the "CBCA"), be issued at any time and from time to time in one or more series, each series to consist of such number of shares as may, before the issue thereof, be fixed by the board of directors.
b.
Subject to the provisions of the CBCA, the by-laws of the Corporation and the rights, privileges, restrictions and conditions attached to the Preferred Shares of any series, the directors may by resolution (a "Series Resolution") duly passed before the issuance of Preferred Shares of any series, alter the Articles to fix the number of Preferred Shares in, and to determine the designation of the Preferred Shares of, such series and alter the Articles to create, define and attach rights, privileges, restrictions and conditions to the Preferred Shares of such series, including (as examples only), without in any way limiting the generality of the foregoing, rights, privileges, restrictions and conditions concerning:
i.
the rate, amount or kind of dividends, whether cumulative or non-cumulative, the currency or currencies or kind of payment, the date or dates and place or places of payment and the date or dates from which such dividends are to accrue;
ii.
the right to receive notice of or to attend or to vote at any meeting of shareholders of the Corporation;
iii.
if redeemable or purchasable, the redemption or purchase prices or the method of calculation thereof and terms and conditions of redemption or purchase, with or without provision for purchase or similar funds;
iv.
any conversion, exchange or reclassification rights; and
v.
any other terms not inconsistent with these Articles;

all as set forth in the articles of amendment relating to such series.

c.
The Preferred Shares of each series shall rank on a parity with the Preferred Shares of every other series with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding-up of its affairs.
d.
The Preferred Shares shall be entitled to preference over the Common Shares of the Corporation and any other shares of the Corporation ranking junior to the Preferred Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution, or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs and may also be given such other preferences over the Common Shares of the Corporation and any other shares of the Corporation ranking junior to the Preferred Shares as may be fixed by the board of directors as to the respective series authorized to be issued.
e.
When any cumulative dividends or amounts payable on a return of capital are not paid in full, the Preferred Shares of all series shall participate rateably in respect of such dividends including accumulations, if any, in accordance with the sums which would be payable on the Preferred Shares if all such dividends were declared and paid in full, and on any return of capital in accordance with the sums which would be payable on such return of capital if all sums so payable were paid in full.
f.
The registered holders of the Preferred Shares shall not be entitled (except as specifically provided in the rights, privileges, restrictions, and conditions attaching to the shares of any series and except as provided in the CBCA) to receive notice of or attend any meeting of the shareholders of the Corporation or to vote at any such meeting for any purpose, but shall be entitled to have mailed to them copies of the financial statements and auditors' report thereon submitted to annual meetings of shareholders.

Schedule / Annexe

Restrictions on Share Transfers / Restrictions sur le transfert des actions

If the Corporation is, or becomes, a Corporation which is not a distributing Corporation under the Canada Business Corporations Act, no shares shall be transferred without the previous consent of the directors expressed by a resolution of the directors of the Corporation and the directors shall not be required to give any reason for refusing to consent to any such proposed transfer. The approval of the directors required by this Article may be in respect of a specific proposed trade or trades or trading generally, whether or not over a specified period of time, or by specific persons or with such other restrictions or requirements as the directors may determine.

Schedule / Annexe

Other Provisions / Autres dispositions

1.
The actual number of directors within the minimum and maximum number set out in the Articles may be determined from time to time by resolution of the board of directors.
2.
The board of directors of the Corporation may appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.
3.
Meetings of shareholders of the Corporation may be held at any location within Canada or the United States, as the board of directors may from time to time determine.